EXHIBIT 99.1
                                                                    ------------


September 19, 2007


FOR IMMEDIATE RELEASE
Contact:  Laura Ulbrandt  (212) 460-1900


                          LEUCADIA NATIONAL CORPORATION
                   ANNOUNCES PROPOSED OFFERING OF SENIOR NOTES
                                AND COMMON SHARES

            NEW YORK, NEW YORK - September 19, 2007 - Leucadia National Corporation (LUK - NYSE) today announced the proposed offering of $350,000,000 of Senior Notes due 2015 and the proposed offering, as previously announced, of 5,500,000 of its common shares. Jefferies & Company, Inc. is acting as sole underwriter for the proposed offerings.

            The proposed offerings of senior notes and common shares are being made pursuant to an effective registration statement filed by Leucadia National Corporation with the Securities and Exchange Commission on August 24, 2007.

            The Company intends to use the net proceeds from the proposed offerings for general corporate purposes, which may include working capital, acquisitions or other investment opportunities. The completion of each offering will be conditioned upon the completion of the other.

            The proposed offerings of the senior notes and common shares may be made only by means of a prospectus. A copy of the prospectus supplement relating to the senior notes can be obtained from High Yield Capital Markets, Jefferies & Company, Inc., The Metro Center, One Station Place, Three North, Stamford, CT 06902, (888) 708-5831. A copy of the prospectus supplement relating to the common shares can be obtained from Jefferies & Company, Inc., Capital Markets, 520 Madison Avenue, New York, NY 10022, (888) 449-2342. An electronic copy of each of the preliminary prospectus supplements is available on the website of the Securities and Exchange Commission at http://www.sec.gov.

            This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, Leucadia's senior notes, common shares or any other securities, nor shall there be any sale of securities mentioned in this press release in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

            This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on management's current expectations and are subject to uncertainties and changes in circumstances, including the issuance and sale of senior notes and common shares in the offerings. There can be no assurances that the proposed offerings will be consummated. The Company's actual results may differ materially from the forward-looking statements for a number of reasons. For a list of the factors, which could affect the Company's results, see "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Forward-Looking Statements," set forth in each of the Company's Annual Report on Form 10-K for the year ended December 31, 2006, and the Company's Quarterly Report on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007, which have been filed with the Securities and Exchange Commission.